Exhibit 10.18

SECURED PROMISSORY NOTE

$42,892	Camarillo, California
May 1, 2001

1. PROMISE TO PAY. FOR VALUE RECEIVED, the undersigned (“Borrower”), whose address is set forth below, promises to pay to the order of Interlink Electronics, Inc., a California corporation, (“Lender”), at 546 Flynn Road, Camarillo, CA 93012, or at such other place as a holder of this Note may designate in writing from time to time, the principal sum of Forty-two Thousand, Eight Hundred and Ninety-two DOLLARS ($42,892) in lawful money of the United States of America, payable in the manner and on the terms set forth in this Note.

2. INTEREST AND PAYMENT. The unpaid balance of this Note shall bear interest from the date of this Note at the rate of five percent (5%) per annum. If not sooner paid, the unpaid principal balance and all accrued interest shall be due and payable at or before the close of business, Pacific time, on the date that is eighteen months from the date of this Note or, if such date is a holiday observed by Lender, on the next business day. Borrower may prepay the principal balance and accrued interest in whole or in part at any time without premium or penalty. Any payment shall be applied first to reduce accrued interest and, if any amount shall be left after such application, it shall be applied to the reduction of principal.

3. SECURITY. This Note is secured by a pledge of 6,251 shares of Common Stock of Lender, all registered or registrable in the name of the Borrower. Reference is hereby made to the Pledge Agreement, of even date herewith, executed by the Borrower for a description of the nature and extent of the security, the rights and limitations of the rights of the holder of this Note and the terms and conditions upon which this Note is secured.

4. TIME; WAIVER. Time is of the essence of this Note. Lender may, but shall not be obligated to, waive any right hereunder, provided, however, that any such waiver shall not constitute a waiver of the right to exercise the same right or any other right in the future.

5. LIABILITY. The undersigned and all persons liable or to become liable on this Note shall be jointly and severally liable hereunder and waive presentment, protest and demand and notice of protest, demand, dishonor or nonpayment of this Note, and consent to all renewals and extensions of the time of payment hereof, and further agree that without notice the terms of payment of this Note may be modified or the security described in the lien documents securing payment of the Note may be released in whole or in part or increased, changed or exchanged by agreement between the holder of this Note and any owner of the property affected by those lien documents, all without affecting the liability or any party to this instrument or any person liable with respect to any indebtedness evidenced by this Note.

SECURED PROMISSORY NOTE

7. LAWFUL RATE. Notwithstanding any other provision of this Note or of the Pledge Agreement or of any other instrument or document, interest, fees and charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum, if any, permitted by any governing law.

8. APPLICABLE LAW. This Note shall be construed in accordance with and governed by the laws of the State of California.

BORROWER

/s/ GEORGE GU

Print Name: George Gu

Address:

SECURED PROMISSORY NOTE